EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

IDB COMMUNICATIONS SIGNS LETTER OF INTENT TO MERGE WITH PEOPLES
TELEPHONE COMPANY

IDB EXPECTS COMBINATION TO BOOST EARNINGS

LOS ANGELES, CA and MIAMI, FL - APRIL 21, 1994 -- IDB Communications Group, Inc. (NASDAQ:IDBX) and Peoples Telephone Company, Inc. (NASDAQ:PTEL) today jointly announced they have signed a letter of intent under which IDB will merge with Peoples. Shareholders of the Miami-based Peoples will receive
1.1 shares of IDB Communications common stock for each share of Peoples common stock, subject to possible adjustment based upon IDB's stock price prior to closing. As of March 31, 1994, Peoples Telephone has approximately 15.8 million common shares outstanding and approximately 3.1 million common shares issuable upon the exercise of outstanding options and warrants at an aggregate price of approximately $23 million. The transaction will be effected as a pooling of interests, and will not be taxable to current Peoples shareholders. IDB Communications expects the merger to boost its 1994 earnings per share.
Peoples has been in the public pay telephone business since 1985. The Company has an installed base of approximately 50,000 public, inmate and cellular pay telephones located in 46 states. During recent years Peoples has leveraged its industry expertise to expand into related telecommunication businesses including correctional facility telephones, cellular telephone rentals and prepaid calling cards.

The proposed acquisition is subject to satisfaction of customary conditions, including completion of due diligence by both parties, execution of a definitive agreement, approval by the shareholders of both companies and certain regulatory filings, and is expected to be completed by the end of 1994.

Jeffrey P. Sudikoff, chairman and CEO of IDB, stated, "One of our key goals in 1994 is to expand IDB's presence in the domestic telecommunications marketplace. The merger with Peoples will accomplish this objective. Jeff Hanft and his team have built Peoples into the largest independent operator of public pay telephones in the United States. Combined with the company's related telecommunications services, Peoples currently generates more than 300 million minutes of long distance traffic a year. As a result, Peoples and IDB will have the foundation for a highly profitable domestic public switched network."

"We fully expect this combination to have a positive impact on 1994 IDB earnings per share. By applying many of the principles we have successfully used in acquisitions during the past few years we expect to significantly enhance the operating strengths of Peoples while vastly expanding our domestic marketing capabilities," Mr. Sudikoff added.

Jeff Hanft, CEO of Peoples stated, "IDB has emerged as the most innovative, rapidly growing telecommunications company in the world. We at Peoples share many of the same visions and strategic approaches of IDB's management team. We look forward to working with IDB and believe that all of our customers, employees and shareholders will benefit from the combination of the two companies."

IDB Communications Group, Inc. is a global telecommunications company that operates a domestic and international communications network providing its customers with international private line and long distance telephone services, radio and television transmission services, facsimile and data connections, mobile satellite communications capabilities and the design and integration of satellite networks worldwide.

Peoples Telephone Company, Inc., one of the nation's leading public communications companies, owns and operates approximately 50,000 public, inmate and cellular pay telephones in 46 states. For the year ended December 31, 1993, the Company reported revenues of $121.8 million, an increase of 63%, net income of $5.3 million, an increase of 64%, and cash flow from operations of $27.5 million, an increase of 54%, all as compared to the year ended December 31, 1992.